EXHIBIT 10.24

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into effective as of January 6, 2012 (the “Effective Date”), by and between Linda A. Schoemaker (the “Executive”) and InfoSpace, Inc. (the “Company”).

RECITALS

WHEREAS, the Company and the Executive entered into an employment agreement effective as of June 13, 2011, which agreement was amended by a letter agreement dated November 14, 2011 (the “Prior Agreement”);

WHEREAS, the Company desires to continue to employ the Executive as General Counsel and Secretary of the Company;

WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement in its entirety, effective January 6, 2012;

NOW THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, the employment of the Executive by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Certain Definitions

(a) “Base Salary” has the meaning set forth in Section 5(a).

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means, as determined by the Board in its reasonable discretion: (i) the Executive’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving dishonesty, wrongful taking of property, immoral conduct, bribery or extortion or any felony; (ii) willful material misconduct by the Executive in connection with the business of the Company; (iii) the Executive’s continued and willful failure to perform substantially her responsibilities to the Company under this Agreement, after written demand for substantial performance has been given by the Board that specifically identifies how the Executive has not substantially performed her responsibilities; (iv) the Executive’s improper disclosure of confidential information or other material breach of this Agreement, including the Supplementary Terms of Employment (Exhibit B hereto); (v) the Executive’s material fraud or dishonesty against the Company; (vi) the Executive’s willful and material breach of the Company’s written code of conduct and business ethics or other material written policy, procedure or guideline in effect from time to time (provided that the Executive was given access to a copy of such policy, procedure or guideline prior to the alleged breach) relating to personal conduct; or (vii) the Executive’s willful attempt to obstruct or willful failure to cooperate with any investigation authorized by the Board or any governmental or self-regulatory entity. Any determination of Cause by the Company shall be made by a resolution approved by a majority of the members of the Board, provided that, with respect to Section 1(c)(iii), the Board must give the Executive notice and 60 days to cure the substantial nonperformance.

(d) “Change of Control” means the occurrence of any of the following:

(i) any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act), excluding for this purpose, (A) the Company or any subsidiary of the Company or (B) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities;

(ii) consummation of a reorganization, merger or consolidation of the Company, in each case, unless, following such transaction, all or substantially all the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such transaction (including, without limitation, a company that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such transaction of the outstanding voting securities of the Company;

(iii) any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all the Company’s assets;

(iv) a “Board Change” which, for purposes of this Agreement, shall have occurred if a majority of the seats on the Board are occupied by individuals who were neither (A) nominated by a majority of the Incumbent Directors nor (B) appointed by directors so nominated (“Incumbent Director” means a member of the Board who has been either (1) nominated by a majority of the directors of the Company then in office or (2) appointed by directors so nominated, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board); or

(v) an approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Company Transaction” means a Change of Control or a Significant Corporate Transaction.

(g) “Constructive Termination” means the occurrence, on a date that is prior to the two-month period prior to the consummation of a Company Transaction or after the 12-month period following the consummation of a Company Transaction, of any of the following without the Executive’s express prior written consent: (i) a material reduction of or to the Executive’s duties, responsibilities or title (a change in reporting relationship alone does not constitute such a material reduction); (ii) a material reduction by the Company of the Executive’s Base Salary, unless similarly situated executives also experience a reduction; or (iii) a requirement that the Executive relocate her primary work location more than 25 miles from Bellevue, Washington or from any work location to which the Company transfers the Executive during the course of her employment and to which such transfer the Executive has consented. Notwithstanding the foregoing, a Constructive Termination shall not exist unless (x) the Executive delivers written notice to the Company (the “Constructive Termination Notice”) of the existence of the condition which the Executive believes constitutes a Constructive Termination within 30 days of the initial existence of such condition (which Constructive Termination Notice specifically identifies such condition), (y) the Company fails to remedy such condition within 30 days after the date on which it receives such notice (the “Constructive Termination Cure Period”), and (z) the Executive actually terminates employment within 30 days after the expiration of the Constructive Termination Cure Period.

(h) “Disability” means the Executive’s inability to perform her employment duties to the Company hereunder, with or without reasonable accommodation, for 180 days (in the aggregate) in any one-year period as determined by an independent physician selected by the Company.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “Good Reason” means the occurrence of any of the following without the Executive’s express prior written consent: (i) a material reduction of or to the Executive’s duties, title, responsibilities or reporting relationship; (ii) a material reduction of the Executive’s Base Salary; (iii) a material reduction of the Executive’s Target Bonus; (iv) a material reduction in the kind or level of employee benefits to which the Executive is entitled that occurs within 12 months following a Company Transaction, unless similarly situated employees also experience a reduction; (v) a requirement that the Executive relocate her primary work location more than 25 miles from Bellevue, Washington or from any work location to which the Company transfers the Executive during the course of her employment and to which such transfer the Executive has consented; (vi) in connection with a Company Transaction, the failure of the Company to assign this Agreement to a successor to the Company or the failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement in a writing delivered to the Executive; or (vii) a material breach of this Agreement by the Company.

Notwithstanding the foregoing, termination of employment by the Executive will not be for Good Reason unless (x) the Executive delivers written notice to the Company (the “Good Reason Notice”) of the existence of the condition which the Executive believes constitutes Good Reason within 30 days of the initial existence of such condition (which Good Reason Notice specifically identifies such condition), (y) the Company fails to remedy such condition within 30 days after the date on which it receives such notice (the “Good Reason Cure Period”), and (z) the Executive actually terminates employment within 30 days after the expiration of the Good Reason Cure Period.

(k) “Release” means a full release of claims against the Company substantially in the form attached hereto as Exhibit A; provided, however, that notwithstanding the foregoing, such Release is not intended to and will not waive the Executive’s rights: (i) to indemnification pursuant to any applicable provision of the Company’s Bylaws or Certificate of Incorporation, as amended, pursuant to any written indemnification agreement between the Executive and the Company, or pursuant to applicable law; (ii) to vested benefits or payments specifically to be provided to the Executive under this Agreement or any Company employee benefit plans or policies; or (iii) respecting any claims the Executive may have solely by virtue of the Executive’s status as a stockholder of the Company. The Release also shall not include claims that an employee cannot lawfully release through execution of a general release of claims.

(l) “Section 409A” means Section 409A of the Code and the Treasury Regulations and official guidance issued in respect of Section 409A of the Code.

(m) “Significant Corporate Transaction” means an acquisition, purchase of assets or equity interests, merger, consolidation, joint venture, partnership, business combination, tender or exchange offer, recapitalization or similar transaction (a “Transaction”), other than a Transaction with a subsidiary or another corporation or other entity that is controlled by the Company, with a Transaction Value equal to or greater than $100 million in the aggregate.

(n) “Target Bonus” has the meaning set forth in Section 5(b).

(o) “Target’s Fully Diluted Shares Outstanding” means the total number of shares of common stock of the Target outstanding plus the total net number of shares calculated on a “treasury stock” basis of common stock issuable upon exercise, conversion or exchange of any outstanding securities exercisable, convertible or exchangeable into or for shares of common stock of the Target, including, without limitation, all outstanding stock options of the Target.

(p) “Transaction Value” means the sum of (i) (A) in the case of a Transaction involving the capital stock or equity of another corporation or other entity (a “Target”), the total fair market value (at the time of closing) of all consideration paid or payable, or otherwise to be distributed, directly or indirectly, in respect of a share of Target capital stock in connection with the Transaction multiplied by the Target’s Fully Diluted Shares Outstanding and (B) in the case of a Transaction involving assets of the Target, the total fair market value (at the time of closing) of all consideration paid or payable, directly or indirectly, to the Target in connection with the Transaction, plus (without duplication) (ii) the amount of all indebtedness for borrowed money, preferred stock, capital leases and any other liabilities and obligations for borrowed money on the Target business’s financial statements immediately following the closing or directly or indirectly assumed, retired, repaid, redeemed or defeased in connection with a Transaction, plus (iii) the aggregate fair market value (at the time of any closing) of any other consideration (tangible or intangible) paid by the Company. For purposes of this definition, consideration includes cash, securities, property, rights (contractual or otherwise), any dividends payable to stockholders of the Target after the date hereof (other than normal, ordinary course, recurring dividends) and any other form of consideration.

2.	Duties and Scope of Employment

The Company shall employ the Executive in the position of General Counsel and Secretary. This position is a 50% part-time position, meaning the Executive is expected on average to devote approximately 20 hours per week to the fulfillment of her duties. The Executive shall report to the Company’s Chief Executive Officer. The Executive will render such business and professional services in the performance of the Executive’s duties, consistent with the Executive’s position(s) within the Company, as shall be reasonably assigned to the Executive at any time and from time to time by the Chief Executive Officer. Upon termination of the Executive’s employment for any reason, unless otherwise requested by the Chief Executive Officer, the Executive will be deemed to have resigned from all positions held at the Company and its affiliates voluntarily, without any further action by the Executive, as of the end of the Executive’s employment, and the Executive, at the Chief Executive Officer’s request, will execute any documents necessary to reflect her resignation.

3.	Obligations

While employed hereunder, the Executive will perform her duties ethically, faithfully and to the best of the Executive’s ability and in accordance with law and Company policy. The Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the express prior written approval of the Company’s Chief Executive Officer; provided, however, that notwithstanding anything to the contrary in the Company’s Supplementary Terms of Employment attached hereto as Exhibit B, the Executive may engage in charitable activities so long as such activities do not materially interfere with the Executive’s responsibilities to the Company.

4.	Agreement Term

Unless earlier terminated as provided herein, the term of this Agreement (the “Agreement Term”) shall be for a period of three years commencing on the Effective Date, and may be extended thereafter upon the written mutual agreement of the Executive and the Company.

5.	Compensation and Benefits

(a) Base Salary. The Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of not less than $125,000, which reflects the Executive’s part-time status of 20 hours per week (i.e., equivalent to a Base Salary of $250,000 on a full-time basis), payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s Base Salary shall be subject to annual review by the Board (or a committee thereof). Further, if the Company and Executive agree to increase Executive’s full-time equivalent status to full time or a full-time equivalent status of greater than 50%, then Executive’s annual Base Salary shall be proportionately adjusted for the period of time during which Executive’s full-time equivalent status exceeds 50%.

(b) Annual Bonus. During the Agreement Term, the Executive shall be eligible to participate in the Company’s bonus and other incentive compensation plans and programs for the Company’s senior executives at a level commensurate with her position. The Executive shall have the opportunity to earn an annual target bonus (the “Target Bonus”) measured against criteria to be determined by the Board (or a committee thereof) of at least 50% of Base Salary. In addition, the Executive shall be paid the remaining installments of the guaranteed bonus provided for in the Prior Agreement on the dates provided for in the Prior Agreement, such payments to be credited against any annual bonus payment that ultimately becomes payable to the Executive with respect to 2012.

(c) Equity Awards. The Executive will participate in all Company long-term incentive programs extended to senior executives of the Company generally at levels commensurate with the Executive’s position, as determined by the Board (or a committee thereof).

(d) Benefits. The Executive and her eligible dependents shall be eligible to participate in the employee benefit plans that are available or that become available to other employees of the Company, with the adoption or maintenance of such plans to be in the discretion of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program. Such benefits shall include participation in the Company’s group medical, life, disability, and retirement plans, and any supplemental plans available to senior executives of the Company from time to time. The Company reserves the right to change or terminate its employee benefit plans and programs at any time.

(e) Expenses. The Company shall reimburse the Executive for reasonable business expenses incurred by the Executive in the furtherance of or in connection with the performance of the Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.	Termination of Employment

(a) General Provisions. This Agreement and the Executive’s employment with the Company may be terminated by either the Executive or the Company at will at any time with or without Cause; provided, however, that the parties’ rights and obligations upon such termination during the Agreement Term shall be as set forth in applicable provisions of this Agreement; and provided, further, that Section 6(d) provides for payments in the event of certain terminations of employment after the expiration of the Agreement Term.

(b) Any Termination by Company or Executive. In the event of any termination of Executive’s employment with the Company, whether by the Company or by the Executive, (i) the Company shall pay the Executive any unpaid Base Salary due for periods prior to the date of termination of employment (“Termination Date”); (ii) the Company shall pay the Executive any unpaid bonus compensation pursuant to Section 5(b), to the extent earned through the Termination Date; (iii) the Company shall pay the Executive all of the Executive’s accrued and unused “paid time off” (PTO), if any, through the Termination Date; and (iv) following submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company through the Termination Date (collectively, the “Accrued Obligations”). The Accrued Obligations shall be paid promptly upon termination and within the period of time mandated by applicable law (but, in any event, within 30 days after the

Termination Date). The Accrued Obligations paid or provided pursuant to this Section 6(b) shall be in addition to the payments and benefits, if any, to be provided to the Executive upon her termination of employment pursuant to Section 6(c), 6(d), 6(e), or 6(f). Except as expressly stated above or as required by law or this Agreement, the Executive shall receive no further compensation in any form other than as set forth in this Section 6(b).

(c) Termination by Company Without Cause or Constructive Termination. If, other than in connection with a Company Transaction as described in Section 6(d), the Executive’s employment with the Company is terminated by the Company without Cause or the Executive terminates employment with the Company under circumstances constituting a Constructive Termination, then subject to Section 6(g), the Executive shall receive the following payments and benefits:

(i) a severance payment in an amount equal to one times the Executive’s Base Salary in effect as of the Termination Date (less applicable withholding taxes), which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii); and

(ii) a lump-sum payment in an amount equal to (A) the monthly COBRA premium in effect under the Company’s group health plan as of the Termination Date for the coverage in effect under such plan for the Executive (and the Executive’s spouse and dependent children) on such date multiplied by (B) 12, which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii).

Notwithstanding any provision to the contrary in any Company equity compensation plan or any outstanding equity award agreement, if, during the Agreement Term, the Executive terminates employment with the Company under circumstances described in this Section 6(c), there shall be no acceleration of vesting or exercisability of any outstanding equity awards or extension of any option post-termination exercise period.

For the avoidance of doubt, under no circumstances will the Executive be entitled to payments and benefits under both this Section 6(c) and Section 6(d).

(d) Termination of Employment in Connection With a Company Transaction. If the Company terminates the Executive’s employment without Cause or the Executive terminates employment with the Company for Good Reason (1) on the day of or during the 12-month period immediately following the consummation of a Company Transaction or (2) during the 2-month period prior to the consummation of a Company Transaction but at the request of any third party participating in or causing the Company Transaction or otherwise in connection with the Company Transaction, then subject to Section 6(g), the Executive shall receive the following payments and benefits:

(i) a severance payment in an amount equal to one times the Executive’s Base Salary in effect as of the Termination Date and her then current Target Bonus amount (in each case less applicable withholding taxes), which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii);

(ii) a lump-sum payment in an amount equal to (A) the monthly COBRA premium in effect under the Company’s group health plan as of the Termination Date for the coverage in effect under such plan for the Executive (and the Executive’s spouse and dependent children) on such date multiplied by (B) 12, which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii); and

(iii) notwithstanding any provision to the contrary in any applicable equity compensation plan or any outstanding equity award agreement, the treatment of the Executive’s outstanding equity awards shall be governed solely by the following provisions: (A) all of the Executive’s then-outstanding equity awards shall fully vest and all restrictions thereon shall lapse and (B) to the extent vested (including as a result of the acceleration provided under this Section 6(d)(iii)), all of the Executive’s outstanding stock options shall remain exercisable until the first to occur of 24 months following the Termination Date and each such stock option’s original expiration date; provided, however, that all of the Executive’s outstanding equity awards granted prior to the effective date of this Agreement (other than outstanding stock options granted prior to the effective date of this Agreement) shall also be governed by Section 16 of the Company’s Restated 1996 Flexible Stock Incentive Plan and the award agreements for those equity awards.

If a Company Transaction is consummated prior to the expiration of the Agreement Term, this Section 6(d) shall apply to a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason during the 12-month period immediately following the consummation of the Company Transaction even if such 12-month period extends past the expiration of the Agreement Term. Moreover, notwithstanding the expiration of the Agreement Term, if a Company Transaction is consummated within two months after the expiration of the Agreement Term, then this Section 6(d) shall apply to a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason (i) on the day of or during the 12-month period immediately following the consummation of the Company Transaction or (ii) during the 2-month period prior to the consummation of the Company Transaction but at the request of any third party participating in or causing the Company Transaction or otherwise in connection with the Company Transaction.

For the avoidance of doubt, the payments and benefits described under this Section 6(d) and the Accrued Obligations shall be the only payments and benefits to which the Executive is entitled in the event that the Executive’s employment terminates under this Section 6(d).

(e) Death. In the event of the Executive’s death while employed hereunder, and subject to Section 6(g), the Executive’s beneficiary (or such other person(s) specified by will or the laws of descent and distribution) shall be entitled to receive a lump-sum payment in an amount equal to three months’ Base Salary in effect as of the Termination Date (less applicable withholding taxes), which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii).

(f) Disability. In the event of the Executive’s termination of employment with the Company due to Disability, and subject to Section 6(g), the Executive shall be entitled to receive a lump-sum payment in an amount equal to six months Base Salary in effect as of the Termination Date (less applicable withholding taxes), which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii).

(g) Release and Other Conditions. The payments and benefits described in Sections 6(c) through 6(f) are expressly conditioned on (i) the Executive (or, in the case of the Executive’s death, the Executive’s representative) signing and delivering (and not revoking thereafter) a Release to the Company (which, in the case of the Executive’s death, also releases any claims by the Executive’s estate or survivors), which Release is executed, delivered and effective no later than 60 days following the Termination Date and (ii) the Executive continuing to satisfy any obligations to the Company under this Agreement, the Release and the Supplementary Terms of Employment that are attached hereto as Exhibit B and incorporated herein by reference, and any other agreement(s) between the Executive and the Company. In the event the Release described in Section 6(g)(i) is not executed, delivered and effective by the 60th day after the Termination Date, none of such payments or benefits shall be provided to the Executive.

7.	Section 280G

(a) Amount of Payments and Benefits. Notwithstanding anything to the contrary herein, in the event that the Executive becomes entitled to receive or receives any payments, options, awards or benefits (including, without limitation, the monetary value of any noncash benefits and the accelerated vesting of equity-based awards) under this Agreement or under any other plan, agreement or arrangement with the Company or any person affiliated with the Company (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder (or any similar or successor provision) (collectively, “Section 280G”) and it is determined that, but for this Section 7(a), any of the Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), the Company shall pay to the Executive either (i) the full amount of the Payments or (ii) an amount equal to the Payments, reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by the Executive, on an after-tax basis, of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For purposes of determining whether the Executive would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Payments, (i) there shall be taken into account any Excise Tax and all applicable federal, state and local taxes required to be paid by the Executive in respect of the receipt of such payments and (ii) such payments shall be deemed to be subject to federal income taxes at the highest rate of federal income taxation applicable to individuals that is in effect for the calendar year in which the payments and benefits are to be paid, and state and local income taxes at the highest rate of taxation applicable to individuals in the state and locality of the Executive’s residence on the effective date of the relevant transaction described under Section 280G(b)(2)(A)(i) of the Code, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes (as determined by assuming that such deduction is subject to the maximum limitation applicable to itemized deductions under Section 68 of the Code and any other limitations applicable to the deduction of state and local income taxes under the Code).

(b) Computations and Determinations. All computations and determinations called for by this Section 7 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”), and all such computations and determinations shall be conclusive and binding on the Company and the Executive. For purposes of such calculations and determinations, the Tax Counsel may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Tax Counsel shall submit its determination and detailed supporting calculations to both the Executive and the Company within 15 days after receipt of a notice from either the Company or the Executive that the Executive may receive payments which may be considered “parachute payments.” The Company and the Executive shall furnish to the Tax Counsel such information and documents as the Tax Counsel may reasonably request in order to make the computations and determinations called for by this Section 7. The Company shall bear all costs that the Tax Counsel may reasonably incur in connection with the computations and determinations called for by this Section 7.

(c) Reduction Methodology. In the event that Section 7(a) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in its reasonable discretion in the following order: (i) reduction of any Payments that are subject to Section 409A on a pro-rata basis or such other manner that complies with Section 409A, as determined by the Company, and (ii) reduction of any Payments that are exempt from Section 409A.

8.	No Impediment to Agreement

The Executive hereby represents to the Company that the Executive is not, as of the date hereof, and will not be, during the Executive’s employment with the Company, employed under contract, oral or written, by any other person, firm or entity, and is not and will not be bound by the provisions of any restrictive covenant or confidentiality agreement that would constitute an impediment to, or restriction upon, the Executive’s ability to enter this Agreement and to perform the duties of the Executive’s employment.

9.	Supplementary Terms of Employment

The Supplementary Terms of Employment attached hereto as Exhibit B are incorporated herein by reference. The Supplementary Terms of Employment shall survive the termination of this Agreement and/or the Executive’s employment with the Company.

10.	Arbitration

The parties agree that any employment-related disputes between the Executive and the Company are subject to binding arbitration in accordance with the Supplementary Terms of Employment that are attached hereto as Exhibit B and incorporated herein by reference.

11.	Successors; Personal Services

The services and duties to be performed by the Executive hereunder are personal and may not be assigned or delegated. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Executive and the Executive’s heirs and representatives.

12.	Notices

Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to the Executive at the home address the Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

13.	Section 409A

(a) The parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Section 409A, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions.

(b) Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(i) if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment that is considered a “deferral of compensation” under Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the date that is six months and one day after the date of such “separation from service” of the Executive and (B) the date of the Executive’s death (the “Delay Period”), to the extent required under Section 409A. Within ten business days following the expiration of the Delay Period, all payments delayed pursuant to this Section 13(b)(i) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for those payments in this Agreement;

(ii) to the extent that any payments or benefits under this Agreement are conditioned on a Release, if the Release is executed and delivered by the Executive to the Company and becomes irrevocable and effective within the specified 60-day post-termination period, then, subject to Section 13(b)(i) and to the extent not exempt under Section 409A, such payments or benefits shall be made or commence on the first payroll date after the date that is 60 days after the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date). If a payment or benefit under this Agreement is conditioned on a Release and such Release is not executed, delivered and effective by the 60th day after the Termination Date, such payment or benefit shall not be paid or provided to the Executive;

(iii) all expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15 of the calendar year following the calendar year in which the expenses to be reimbursed were incurred). No such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year, and the Executive’s right to reimbursement shall not be subject to liquidation in exchange for any other benefit;

(iv) for purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days”), the actual date of payment within the specified period shall be within the sole discretion of the Company;

(v) in no event shall any payment under this Agreement that constitutes a “deferral of compensation” for purposes of Section 409A be offset by any other payment pursuant to this Agreement or otherwise; and

(vi) to the extent required for purposes of compliance with Section 409A, termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that may be necessary, appropriate, or desirable to avoid imposition of additional tax or income recognition on the Executive under Section 409A, in each case to the maximum extent permitted. Notwithstanding any provision of this Agreement to the contrary, (i) in no event will the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A and (ii) the Executive acknowledges and agrees that the Executive will not have any claim or right of action against the Company or any of its employees, officers, directors or agents in the event it is determined that any payment or benefit provided hereunder does not comply with Section 409A.

14.	Miscellaneous Provisions

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Entire Agreement. This Agreement (including exhibits) shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreements, representations or understandings (whether oral or written or whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matters hereof. This Agreement may not be modified except expressly in a writing signed by both parties.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of Washington without reference to any choice of law rules.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, in respect of bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 14(e) shall be void.

(f) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

(g) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of all applicable income, employment and other taxes.

(h) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate (as defined under the Exchange Act), and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Executive.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(j) Effect on Prior Agreement. This Agreement amends and restates the Prior Agreement, which is superseded in all respects hereby.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:

INFOSPACE, INC.

By:	/s/ William J. Ruckelshaus
Name:	William J. Ruckelshaus
Title:	President and Chief Executive Officer

EXECUTIVE:

/s/ Linda A. Schoemaker
Linda A. Schoemaker

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

This General Release and Waiver of Claims (this “Release”) is executed by Linda A. Schoemaker (“Executive”) as of the date set forth below, and will become effective as of the “Effective Date” as defined below. This Release is in consideration of severance benefits to be paid to Executive by Infospace, Inc., a Delaware corporation (the “Company”) pursuant to Amended and Restated Employment Agreement between Executive and the Company dated as of January 6, 2012 (the “Employment Agreement”). Execution of this Release without revocation by Executive will satisfy the requirement, set forth in Section 6(g) of the Employment Agreement, that Executive execute a general release and waiver of claims in order to receive severance benefits pursuant to the Employment Agreement.

1.	Termination of Employment

Executive acknowledges that her employment with the Company and any of its subsidiaries (collectively, the “Company Group”) and any and all appointments he held with any member of the Company Group, whether as officer, director, employee, consultant, agent or otherwise, terminated as of             (the “Termination Date”). Effective as of the Termination Date, Executive has not had or exercised or purported to have or exercise any authority to act on behalf of the Company or any other member of the Company Group, nor will Executive have or exercise or purport to have or exercise such authority in the future.

2.	Waiver and Release

(a)

Executive, for and on behalf herself and her heirs and assigns, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to Executive’s employment or termination of employment with, or Executive’s serving in any capacity in respect of any member of the Company Group (collectively, “Claims”). The Claims waived and released by this Release include any and all Claims, whether known or unknown, whether in law or in equity, which Executive may now have or ever had against any member of the Company Group or any shareholder, employee, officer, director, agent, attorney, representative, trustee, administrator or fiduciary of any member of the Company Group (collectively, the “Company Releasees”) up to and including the date of Executive’s execution of this Agreement. The Claims waived and released by this Release include, without limitation, any and all Claims arising out of Executive’s employment with the Company Group under, by way of example and not limitation, the Age Discrimination in Employment Act of 1967 (“ADEA”, a law which prohibits discrimination on the basis of age against persons age 40 and older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, and the Washington Law Against Discrimination, all as

amended, and all other federal, state and local statutes, ordinances, regulations and the common law, and any and all Claims arising out of any express or implied contract, except as described in Paragraphs 2(b) and 2(c) below.

(b)	The waiver and release set forth in this Section 2 is intended to be construed as broadly and comprehensively as applicable law permits. The waiver and release shall not be construed as waiving or releasing any claim or right that as a matter of law cannot be waived or released, including Executive’s right to file a charge with the Equal Employment Opportunity Commission or other government agency; however, Executive waives any right to recover monetary remedies and agrees that he will not accept any monetary remedy as a result of any such charge or as a result of any legal action taken against the Company by any such agency.

(c)	Notwithstanding anything else in this Release, Executive does not waive or release claims with respect to:

(i)	Executive’s entitlement, if any, to severance benefits pursuant to the Employment Agreement;

(ii)	vested benefits or payments specifically to be provided to the Executive pursuant to the Employment Agreement or any Company employee benefit plans or policies;

(iii)	indemnification pursuant to any applicable provision of the Company’s Bylaws or Certificate of Incorporation, as amended, pursuant to any written indemnification agreement between the Executive and the Company, or pursuant to applicable law;

(iv)	any claims which the Executive may have solely by virtue of the Executive’s status as a shareholder of the Company

(v)	unemployment compensation to which Executive may be entitled under applicable law.

(d)	Executive represents and warrants that she is the sole owner of the actual or alleged Claims that are released hereby, that the same have not been assigned, transferred, or disposed of in fact, by operation of law, or in any manner, and that she has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein.

(e)	Executive represents that she has not filed any complaints, charges or lawsuits against the Company with any governmental agency or any court based on Claims that are released and waived by this Release.

3.	No Admission of Wrongdoing

This Release shall not be construed as an admission by either party of any wrongful or unlawful act or breach of contract.

4.	Binding Agreement; Successors and Assigns

This Release binds Executive’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of the respective heirs, administrators, representatives, executors, successors, and assigns of any person or entity as to whom the waiver and release set forth in Section 2 applies.

5.	Other Agreements

This Release does not supersede or modify in any way Executive’s continuing obligations pursuant to the Employment Agreement (including Exhibit B thereto) or the dispute resolution provisions of the Employment Agreement (including Exhibit B thereto).

6.	Knowing and Voluntary Agreement; Consideration and Revocation Periods

(a)	Executive acknowledges that she has been given twenty-one (21) calendar days from the date of receipt of this Release to consider all of the provisions of this Release and that if she signs this Release before the 21-day period has ended she knowingly and voluntarily waives some or all of such 21-day period.

(b)	Executive represents that (i) she has read this Release carefully, (ii) she has hereby been advised by the Company to consult an attorney of her choice and has either done so or voluntarily chosen not to do so, (iii) she fully understands that by signing below he is giving up certain rights which he might otherwise have to sue or assert a claim against any of the Company Releasees, and (iv) she has not been forced or pressured in any manner whatsoever to sign this Release, and agrees to all of its terms voluntarily.

(c)	Executive shall have seven (7) calendar days from the date of her execution of this Release (the “Revocation Period”) in which he may revoke this Release. Such revocation must be in writing and delivered, prior to the expiration of the Revocation Period, to the attention of the Company’s Chief Executive Officer at the Company’s then-current headquarters address. If Executive revokes this Release during the Revocation Period, then the Release shall be null and void and without effect.

7.	Effective Date

The Effective Date of this Release will be day after the Revocation Period expires without revocation by Executive.

IN WITNESS WHEREOF, Executive has executed this Release as of the date indicated below.

Dated:

EXHIBIT B

SUPPLEMENTARY TERMS OF EMPLOYMENT – MANAGERIAL/PROFESSIONAL

In consideration of my employment by InfoSpace, Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (collectively herein “InfoSpace” or the “Company”), and in consideration of the compensation now and hereafter paid to me, I agree to the following terms and conditions of my employment relationship with InfoSpace (the “Agreement”) which supplement the terms of my original offer letter and/or my employment agreement with the Company:

Section I – General Terms

1. At-Will Employment: I acknowledge that my employment will be of indefinite duration and that either InfoSpace or I will be free to terminate this employment relationship at will at any time with or without cause. I also acknowledge that any representations to the contrary are unauthorized and void, unless contained in a separate written employment contract signed by the Chief Executive Officer of InfoSpace. I further acknowledge that the terms and conditions of this Agreement shall survive termination of my employment.

2. Outside Activities and Investments: I will devote my best efforts to furthering the best interests of InfoSpace. During my employment, I will not engage in any activity or investment (other than an investment of less than one percent (1%) of the shares of a company traded on a registered stock exchange), that (a) conflicts with InfoSpace’s business interest, including without limitation, any business activity contemplated by this Agreement, (b) occupies my attention so as to interfere with the proper and efficient performance of my duties at InfoSpace, or (c) interferes with the independent exercise of my judgment in InfoSpace’s best interests.

Also, during my employment by InfoSpace, I will not actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s Chief Executive Officer. I have listed on the Company’s Outside Activity Disclosure form, attached hereto as Exhibit A, any business activities or ventures with which I am currently involved.

As used herein, “InfoSpace’s business” means all content, technology, services or products that, during my employment, InfoSpace (i) produces, provides, markets, licenses, distributes or supports or (ii) actively and demonstrably is researching and developing or preparing to produce, provide, market, license, distribute or support.

3. Return of Company Property: At the time I leave the employ of InfoSpace or at InfoSpace’s request, I will return to InfoSpace all papers, drawings, notes, memoranda, manuals, specifications, designs, devices, documents, diskettes and tapes, and any other material on any media containing or disclosing any confidential or proprietary technical or business information of InfoSpace or any third party to whom InfoSpace owes a duty of confidentiality. I will also return any keys, pass cards, identification cards or any other property belonging to InfoSpace.

4. Obligation to Disclose This Agreement: For a period of one (1) year after termination of my employment for any reason (the “Post-Employment Year”), I agree to inform any new employer, prior to accepting any such new employment, of the existence and terms of this Agreement and to provide such new employer with a copy of this Agreement.

Section II – Non-Disclosure

5. Non-Disclosure of InfoSpace Information: During my employment with InfoSpace and at any time thereafter, I will not disclose to anyone outside InfoSpace nor use for any purpose other than my work for InfoSpace any confidential or proprietary technical, financial, marketing, distribution or business information or trade secrets of InfoSpace, including without limitation, concepts, techniques, processes, methods, systems, designs, cost data, computer programs, formulas, development or experimental work, work in progress, or information or details regarding InfoSpace’s relationships with customers, vendors, partners and suppliers (collectively “InfoSpace Confidential Information”). I will also not disclose any InfoSpace Confidential Information inside InfoSpace except on a “need to know” basis. If I have any questions as to what comprises such InfoSpace Confidential Information, or to whom, if anyone, inside InfoSpace, it may be disclosed, I will consult my manager at InfoSpace.

6. Non-Disclosure of Third-Party Information Obtained through InfoSpace: InfoSpace has received and will receive confidential and proprietary information from third parties subject to a duty on InfoSpace’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment with InfoSpace and thereafter, I will not disclose such confidential or proprietary information to anyone except as necessary in carrying out my work for InfoSpace and consistent with InfoSpace’s agreement with such third party. I will not use such information for the benefit of anyone other than InfoSpace or such third party, or in any manner inconsistent with any agreement between InfoSpace and such third party of which I am made aware.

7. Non-Disclosure of Third-Party Information Obtained Elsewhere: During my employment at InfoSpace I will not improperly use or disclose any confidential or proprietary information or trade secrets of my former or current employers, principals, partners, co-ventures, clients, customers, or suppliers, or the vendors or customers of such persons or entities, unless such persons or entities have given consent to my use or disclosure. I will not violate any non-disclosure or proprietary rights agreement I might have signed in connection with any such person or entity.

Section III – Invention Assignment, Release and Cooperation

8. Invention Assignment and Release: I will make prompt and full disclosure to InfoSpace, will hold in trust for the sole benefit of InfoSpace, and will assign and hereby do assign exclusively to InfoSpace all my right, title and interest in and to any and all inventions, discoveries, designs, developments, improvements, copyrightable material, and trade secrets (collectively herein “Inventions”) that I, solely or jointly, may conceive, develop, or reduce to practice during the period of time I am in the employ of InfoSpace. I hereby waive and quitclaim to InfoSpace any and all claims of any nature whatsoever that I now or hereafter may have for infringement of any patent resulting from any patent applications for any Inventions so assigned to InfoSpace. I will assign to InfoSpace or its designee all right, title and interest in and to any and all Inventions full title to which may be required to be in the United States by any contract between InfoSpace and the United States or any of its agencies.

My obligation to assign shall not apply to any Invention about which I can prove that it was developed entirely on my own time; and

a)	No equipment, supplies, facility, or trade secret information of InfoSpace was used in its development; and

b)	It does not relate (1) directly to the business of InfoSpace or (2) to the actual or demonstrably anticipated research or development of InfoSpace; and

c)	It does not result from any work performed by me for InfoSpace.

9. Prior Inventions: I have listed and described on Exhibit B, attached hereto, all Inventions belonging to me and made by me prior to my employment at InfoSpace that I wish to have excluded from this Agreement. If Exhibit B is left blank, I represent that there are no such Inventions. If, in the course of my employment at InfoSpace, I use in or incorporate into an InfoSpace product, process, or machine an Invention owned by me or in which I have an interest that is not on Exhibit B and is related (1) directly to the business of InfoSpace or (2) to the actual or demonstrably anticipated research or development of InfoSpace, InfoSpace is hereby granted and shall have a non-exclusive, fully-paid up, royalty-free, irrevocable, worldwide license to make, have made, use and sell that Invention without restriction as to the extent of my ownership or interest.

10. Cooperation: I will execute any proper oath or verify any proper document in connection with carrying out the terms of this Agreement. If, because of my mental or physical incapacity or for any other reason whatsoever, InfoSpace is unable to secure my signature to apply for or to pursue any application for any United States or foreign patent or copyright covering Inventions assigned to InfoSpace as stated above, I hereby irrevocably designate and appoint InfoSpace and its duly authorized officers and agents as my agent and attorney in fact, to act for me and in my behalf and stead to execute and file any such applications and to all other lawfully permitted acts to further the prosecution and issuance of U.S. and foreign patents and copyrights thereon with the same legal force and effect as if executed by me. I will testify at InfoSpace’s request and expense in any interference, litigation, or other legal proceeding that may arise during or after my employment.

Section IV – Non-Competition and Non-Solicitation

11. Non-Competition: During the Post-Employment Year, I will not accept employment with any entity whose business is, or engage in any activities that are, competitive with or substantially similar to InfoSpace’s business (as defined in Paragraph 2).

12. Non-Solicitation: While employed at InfoSpace and during the Post-Employment Year, on my own behalf or on behalf of any other person or entity, I will not solicit, induce or attempt to influence directly or indirectly any employee of InfoSpace to work for me or any other person or entity for whom I work or intend to work, nor will I solicit, induce or attempt to influence directly or indirectly any customer, business partner, supplier or vendor of InfoSpace to terminate his/her/its business relationship with InfoSpace.

Section V – Arbitration

13. Mutual Agreement to Arbitrate: I understand that InfoSpace is committed to resolving any employment related disputes and claims efficiently and effectively, while preserving due process safeguards, through the use of binding arbitration. I agree that any dispute and/or claim between InfoSpace (including without limitation its officers, directors, employees agents or shareholders) and me that underlies, relates to and/or results from my employment relationship with InfoSpace or any of the terms of this Agreement, including the confidentiality, non-compete and non-solicitation requirements, that cannot be resolved by mutual agreement of InfoSpace and me will be submitted to final, binding arbitration to the maximum extent permitted by law in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association that are then in effect.

I understand that this Agreement governs any claim I have that underlies, relates to and/or results from my employment relationship with InfoSpace or the termination of that relationship, including, but not limited to, claims of wrongful discharge, infliction of emotional distress, breach of contract (including breach of this Agreement), breach of any covenant of good faith and fair dealing, and claims of retaliation and/or discrimination in violation of any local, state or federal law. Examples of such laws include Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; RCW Chapter 49.60, and all amendments to each such Act as well as the regulations issued thereunder.

14. Excluded from Arbitration: This Agreement does not affect my right to pursue worker’s compensation or unemployment compensation benefits for which I may be eligible in accordance with state law, nor does it affect my right to file and/or to cooperate in the investigation of an administrative charge of discrimination.

15. Arbitration Remedies and Awards: I understand that I may seek in arbitration any remedy or award that would be available to me through civil litigation and the arbitrator has authority to grant any such remedy or award. I agree that such remedies include monetary damages but do not include reinstatement unless authorized by statute.

16. Arbitration Fees: I understand that InfoSpace, as further consideration for my agreement to arbitrate covered disputes, agrees to pay for the arbitrator’s fees and other costs directly associated with the arbitration that would not otherwise be charged if the parties pursued civil litigation in court.

17. Injunctive or Other Relief: I understand that, pursuant to this Agreement, I and InfoSpace forego and waive the right to take any covered dispute or claim to civil litigation in court. However, I understand that either I or InfoSpace may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Agreement and without abridgement of the powers of the arbitrator.

Section VI – Miscellaneous Terms

18. Choice of Law and Venue: I agree that this Agreement shall be governed for all purposes by the laws of the state of Washington as such laws apply to contracts to be performed within Washington by residents of Washington and that venue for any action arising out of this Agreement shall be exclusively laid in King County, Washington or in the Federal District Court of the Western District of Washington. In any matter that is presented to an arbitrator under this Agreement, I agree that the location of the arbitration hearing(s) will be in King County, Washington, unless another location is mutually agreed upon.

19. Conflicting Provisions: If any provision of this Agreement shall be declared excessively broad, it shall be construed or modified so as to afford InfoSpace the maximum protection permissible by law. If any provision of this Agreement is void or so declared, such provision shall be severed from this Agreement, which shall otherwise remain in full force and effect.

20. Entire Agreement: This Agreement sets forth the entire Agreement of the parties as to the subject matter hereof and any representations, promises, or conditions in connection therewith not in writing and signed by both parties shall not be binding upon either party.

21. Acknowledgment: I acknowledge that I have had a full opportunity to read this Agreement before signing it. I confirm that I understand its terms and believe them to be reasonable, and I agree that InfoSpace’s offer of employment or continued employment is sufficient consideration for this Agreement.

HAVING READ AND FULLY UNDERSTOOD THIS AGREEMENT, I have signed my name this date.

Signature of Employee:

Name of Employee:

Date: